AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 25th day of April 1995, by and among MFS® Variable Insurance Trustsm, Kansas City Life Insurance Company, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on February 1, 2002.

KANSAS CITY LIFE INSURANCE COMPANY
By its authorized officer,

By: /s/ Richard L. Finn

Title:  SVP

Date:  1-7-02

MFS® VARIABLE INSURANCE TRUSTsm
By its authorized officer,

By:  /s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Title:  Assistant Secretary

Date:  _______________

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:  /s/ Stephan E. Cavan
Stephan E. Cavan
Title:  Senior Vice President

Date:  _________________

As of February 1, 2002

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE; PARTICIPATION AGREEMENT

NAME OF SEPARATE ACCOUNT AND DATE ESTABLISHED BY BOARD OF DIRECTORS	POLICIES FUNDED BY SEPARATE ACCOUNT	PORTFOLIOS APPLICABLE TO POLICIES
Kansas City Life Variable Annuity Separate Account (Est. January 23, 1995)	VA Policy No. J147 Century II VA Affinity Series Policy No. J157	Total Return Series Emerging Growth Series Bond Series Utilities Series Global Governments Series
Kansas City Life Variable Life Separate Account (Est. April 24, 1995)	VL Policy No. J146 SVUL Policy No. J150 Century II VUL Alliance Series Policy No. J155 Century II Heritage SVUL Policy No. J158	Total Return Series Emerging Growth Series Bond Series Utilities Series Global Governments Series